CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Offering Price	Amount of Registration Fee
Senior Notes	$1,500,000,000.00	$83,700.00

(1)	The filing fee is calculated in accordance with Rule 457(o) and (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-146260-04

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 12, 2007)

$1,500,000,000

Exelon Generation Company, LLC

$600,000,000 5.20% Senior Notes due 2019

$900,000,000 6.25% Senior Notes due 2039

The $600,000,000 5.20% Senior Notes due 2019 and the $900,000,000 6.25% Senior Notes due 2039 (collectively, the Senior Notes) will bear interest at the rate of 5.20% and 6.25% per year, respectively. Interest on the Senior Notes is payable on April 1 and October 1 of each year, beginning on April 1, 2010. The $600,000,000 5.20% Senior Notes due 2019 and the $900,000,000 6.25% Senior Notes due 2039 will mature on October 1, 2019 and October 1, 2039, respectively. We may redeem some or all of the Senior Notes at any time. The redemption prices are described under the caption “Description of Senior Notes—Redemption at Our Option.”

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-6.

	Per 5.20% Senior Note due 2019	Total	Per 6.25% Senior Note due 2039	Total
Public Offering Price (1)	99.805%	$598,830,000	99.863%	$898,767,000
Underwriting Discount	0.700%	$4,200,000	0.875%	$7,875,000
Proceeds to Exelon Generation Company, LLC (before expenses)	99.105%	$594,630,000	98.988%	$890,892,000

(1)	Plus accrued interest from September 23, 2009, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes in book-entry form only through The Depository Trust Company on or about September 23, 2009.

Joint Book-Running Managers

Barclays Capital	J.P. Morgan	Morgan Stanley

Credit Suisse (2019 Senior Notes)	Goldman, Sachs & Co. (2039 Senior Notes)	UBS Investment Bank (2039 Senior Notes)

Co-Managers

Credit Suisse (2039 Senior Notes)	Goldman, Sachs & Co. (2019 Senior Notes)	UBS Investment Bank (2019 Senior Notes)

Loop Capital Markets, LLC	The Williams Capital Group, L.P.

September 16, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not, and the underwriters are not making an offer of these securities in any jurisdiction where the offer is prohibited. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission (SEC). If this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, rely on this prospectus supplement.

Except as otherwise provided herein, when we refer to “Generation,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Exelon Generation Company, LLC together with our subsidiaries.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, certain of the matters discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include (a) those factors discussed in the following sections of our 2008 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation and ITEM 8. Financial Statements and Supplementary Data: Note 18 and under Part II, ITEM 1A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and (b) other factors discussed herein and in other filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to publicly release any revision to our forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

EXELON GENERATION COMPANY, LLC

Generation is a wholly owned subsidiary of Exelon Corporation (Exelon) and is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts. Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail sales operation.

Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

RECENT DEVELOPMENTS

Concurrently with this offering, Generation announced the commencement of a cash offer to purchase any and all of its outstanding $699,975,000 of 6.95% Notes due 2011. Simultaneously, Exelon, our corporate parent, announced the commencement of a cash offer to purchase any and all of its outstanding $500,000,000 of 6.75% Senior Notes due 2011. Proceeds from this offering will be used to fund a portion of the purchase of such senior notes. For additional information, see “Use of Proceeds.”

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary financial information together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008
	($ in millions)			($ in millions) (unaudited)
Income Statement Data
Operating revenues	$10,754	$10,749	$9,143	$4,979	$5,238
Operating income	3,994	3,392	2,396	1,538	1,878
Net income	2,278	2,029	1,407	1,041	1,090

Cash Flow Data
Cash interest paid, net of amount capitalized	$136	$161	$155	$52	$74
Capital expenditures	(1,699)	(1,269)	(1,109)	(801)	(770)
Net cash flows provided by operating activities	4,445	2,994	2,550	2,014	756
Net cash flows used in investing activities	(1,967)	(1,424)	(1,406)	(926)	(927)
Net cash flows (used in) provided by financing activities	(1,470)	(1,571)	(1,050)	(674)	95

	As of December 31,			As of June 30, 2009
	2008	2007	2006
	($ in millions)			($ in millions) (unaudited)
Balance Sheet Data
Property, plant and equipment, net	$8,907	$8,043	$7,514		$9,074
Deferred debits and other assets	7,724	8,154	7,962		8,774
Total assets	20,355	18,521	18,909		22,125
Long-term debt	2,502	2,513	1,778		2,501
Deferred credits and other liabilities	8,850	9,558	8,733		9,616
Total liabilities	13,789	14,151	13,425		14,516
Total member’s equity	6,565	4,369	5,483		7,608

THE OFFERING

For a more complete description of the terms of the Senior Notes, see “Description of Senior Notes.”

Issuer	Exelon Generation Company, LLC.

Securities Offered	An aggregate of $1,500,000,000 of Senior Notes, consisting of $600,000,000 of 5.20% Senior Notes due 2019 and $900,000,000 of 6.25% Senior Notes due 2039.

Interest	The interest on the 5.20% Senior Notes due 2019 will accrue from the date of delivery at a rate of 5.20% per year. The interest on the 6.25% Senior Notes due 2039 will accrue from the date of delivery at a rate of 6.25% per year. The interest on the Senior Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010.

Maturity	The 5.20% Senior Notes due 2019 will mature on October 1, 2019. The 6.25% Senior Notes due 2039 will mature on October 1, 2039.

Ranking	The Senior Notes will be senior unsecured obligations and will rank pari passu with all of our senior unsecured indebtedness.

Ratings	It is expected that the Senior Notes will be rated “A3” by Moody’s Investors Service, Inc., “BBB” by Standard & Poor’s Ratings Services and “BBB+” by Fitch Ratings. See “Ratings.”

Optional Redemption	We may redeem the Senior Notes, in whole or in part, at any time at the redemption prices described under the caption “Description of Senior Notes—Redemption at Our Option.”

Certain Covenants	We have agreed to certain limitations on our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. See “Description of Senior Notes—Covenants.”

Use of Proceeds	We intend to use the proceeds from the sale of the Senior Notes, after deducting underwriters’ discounts and commissions and other estimated fees and expenses, to (1) finance the purchase of our 6.95% Senior Notes due 2011 tendered pursuant to our cash offer to purchase and (2) for other general corporate purposes, including a distribution to Exelon, our parent corporation, to fund a portion of the purchase of its 6.75% Senior Notes due 2011 tendered pursuant to Exelon’s cash offer to purchase. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Book-Entry Form	The Senior Notes will be issued in book-entry form only through The Depository Trust Company (DTC). See “Description of Senior Notes—Form.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in the Senior Notes.

Governing Law	Commonwealth of Pennsylvania.

RISK FACTORS

Your investment in the Senior Notes will involve various risks. Before investing in the Senior Notes, you should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under ITEM 1A. Risk Factors of our 2008 Annual Report on Form 10-K and under Part II, ITEM 1A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Exelon could exercise control over us to the detriment of holders of the Senior Notes.

Exelon, as our ultimate parent, controls all matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our creditors, on the other, we can give no assurance that Exelon would not exercise its power to control us in a manner that would benefit Exelon to the detriment of our creditors, including the holders of the Senior Notes.

There may be no public market for the Senior Notes.

We can give no assurances concerning the liquidity of any markets that may develop for the Senior Notes offered by this prospectus supplement, the ability of any investor to sell any of the Senior Notes or the price at which investors would be able to sell them. If markets for the Senior Notes do not develop, investors may be unable to resell the Senior Notes for an extended period of time, if at all. If markets for the Senior Notes do develop, they may not continue or may not be sufficiently liquid to allow holders to resell any of the Senior Notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the Senior Notes as collateral for loans.

The Indenture does not restrict the amount of additional debt that we may incur.

The Senior Notes and Indenture (as defined below) pursuant to which the Senior Notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the Senior Notes, including making it more difficult for us to satisfy our obligations with respect to the Senior Notes, a loss in the trading value of your Senior Notes and a risk that one or more of the credit ratings of the Senior Notes are lowered or withdrawn.

Our credit ratings may not reflect all risks of your investment in the Senior Notes.

The credit ratings assigned to the Senior Notes are limited in scope, and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the views of the respective rating agencies at the time the credit ratings are issued. An explanation of the significance of each credit rating may be obtained from the issuing rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each rating agency’s credit rating should be evaluated independently of any other rating agency’s credit rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, could affect the market value of the Senior Notes and increase our borrowing costs.

USE OF PROCEEDS

We intend to use the proceeds from the sale of the Senior Notes, after deducting underwriters’ discounts and commissions and other estimated fees and expenses, to (1) finance the purchase of our 6.95% Senior Notes due 2011 tendered pursuant to our cash offer to purchase and (2) for other general corporate purposes, including a distribution of approximately $550 million to Exelon, our parent corporation, to fund a portion of the purchase of its 6.75% Senior Notes due 2011 tendered pursuant to Exelon’s cash offer to purchase.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 (1) on an actual basis and (2) on an as adjusted basis to give effect to (a) the issuance of Senior Notes offered hereby, (b) the purchase of all of the Company’s 6.95% Senior Notes due 2011, (c) an assumed distribution of $550 million to Exelon, our parent corporation, and (d) the repurchase of $307 million of our pollution control notes on September 1 and September 3, 2009. This table should be read in conjunction with our consolidated financial statements and related notes for the six months ended June 30, 2009, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	As of June 30, 2009 (unaudited) ($ in millions)
	Actual	As Adjusted
Long-term debt due within one year	$12	$12

Long-term debt
Senior Notes due 2011 subject to our offer to purchase	$700	$—	(1)
Senior Notes due 2014	500	500
Senior Notes due 2017	700	700
Senior Notes due 2019 offered hereby	—	600
Senior Notes due 2039 offered hereby	—	900
Pollution control notes	566	259

Other long-term debt	35	35

Total long-term debt	2,501	2,994
Total member’s equity	7,608	7,058

Total capitalization, including current maturities	$10,121	$10,064

(1)	For purposes of the adjustment, the Company has assumed that all of the 6.95% Senior Notes will be purchased pursuant to the cash offer to purchase.

RATIO OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges:

	Years Ended December 31,					Six Months Ended June 30, 2009
	2004	2005	2006	2007	2008
Actual	4.1	5.5	6.3	8.2	8.6	9.8
Pro Forma (1)					7.9	8.8

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

(1)	The pro forma ratio gives effect to the issuance of the Senior Notes offered hereby and the use of proceeds described under “Use of Proceeds.” For purposes of the calculation of the pro forma ratio, the Company has assumed that all of the 6.95% Senior Notes will be purchased pursuant to the cash offer to purchase. The pro forma ratio reflects interest costs on the Senior Notes using estimated interest rates for each series of Senior Notes offered hereby.

DESCRIPTION OF SENIOR NOTES

General

The Senior Notes will be issued under an indenture dated as of September 28, 2007 (Indenture), between us and U.S. Bank National Association, as trustee. The Indenture provides for issuance from time to time of debt securities in series (including the Senior Notes issued in this offering) in an unlimited amount. We may issue additional securities under the Indenture from time to time.

The Senior Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt.

The Senior Notes will be denominated in United States dollars and principal and interest will be paid in United States dollars. The Senior Notes will not be subject to any conversion, amortization, or sinking fund.

The Senior Notes will not be guaranteed by, or otherwise be obligations of, our parent Exelon or any of our direct or indirect subsidiaries or affiliates. References in this description of the Senior Notes to “we,” “our” or the “company” are to Exelon Generation Company, LLC and not its subsidiaries and references to “indenture securities” means debt securities issued under the Indenture, including the Senior Notes.

In the discussion that follows, references to paying principal on the Senior Notes are to payment at maturity or redemption.

The following summaries of certain provisions of the Senior Notes and the Indenture do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the Senior Notes and the Indenture, including the definitions of terms therein. We recommend that you read the Indenture, a copy of which may be obtained from the trustee.

Principal, Maturity and Interest

The Senior Notes of each series will be unlimited in aggregate principal amount. The Senior Notes of each series initially will be issued in the aggregate principal amount for that series set forth above. We may, without the consent of the holders of the Senior Notes of any of the series offered in this prospectus supplement, create and issue additional notes ranking equally with the Senior Notes of such series and otherwise similar in all respects (except for the public offering price and issue date) so that such additional notes shall be consolidated and form a single series with such series of Senior Notes. No additional notes of any series can be issued if an event of default exists with respect to such series of Senior Notes. The Senior Notes will be issued in book-entry form only in denominations of $1,000 and integral multiples thereof.

The 5.20% Senior Notes due 2019 will mature on October 1, 2019. The 6.25% Senior Notes due 2039 will mature on October 1, 2039. Interest on the Senior Notes of each series will be payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2010 until the principal on the Senior Notes of such series is paid or made available for payment. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption at Our Option

We may redeem any series of Senior Notes in whole or in part, at our option at any time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Senior Notes of the series being redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, as applicable, 30 basis points (in the case of the 5.20% Senior Notes due 2019) and 30 basis points (in the case of the 6.25% Senior Notes due 2039), plus accrued interest on the principal amount being redeemed to the redemption date.

Redemption of the Senior Notes of one series may be made without the redemption of the Senior Notes of the other series.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, their respective successors, and two other primary U.S. Government securities dealers in The City of New York (Primary Treasury Dealer) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Covenants

Affirmative Covenants

The Indenture provides that we comply with the following affirmative covenants:

•	punctually pay principal and interest on the indenture securities;

•	if the indenture securities are no longer in book-entry form, maintain an office in New York, New York where indenture securities may be presented for payment, exchange and transfer;

•	appoint a trustee to fill any vacancy;

•	issue a certificate to the trustee on January 31 each year indicating whether we have complied with all covenants and conditions in the Indenture;

•	maintain our limited liability company existence; and

•	pay our taxes and other assessments and claims as they become due, unless they are being contested in good faith.

Mergers and Consolidations

We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless:

•	immediately prior to and immediately following such consolidation, merger, sale or lease, no event of default under the Indenture shall have occurred and be continuing; and

•

we are the surviving or continuing entity, or the surviving or continuing entity or entity that acquires by sale, conveyance, transfer or lease is organized in the United States or under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States and in either case expressly assumes the payment and performance of all of our obligations under the Indenture and the Senior Notes.

Limitation on Liens

We may not issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our property, whether owned on the date that the Senior Notes are issued or thereafter acquired, without in any such case effectively securing the outstanding Senior Notes (together with, if we shall so determine, any other Indebtedness of or guaranteed by us ranking equally with the Senior Notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided that the foregoing restriction shall not apply to the following permitted liens:

(1)	pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(2)	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(3)	liens for property taxes being contested in good faith;

(4)	minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

(5)	liens on property existing at the time of acquisition thereof by us, or to secure any Indebtedness incurred by us prior to, at the time of, or within 90 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of the property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements;

(6)	liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

(7)

liens securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision) as in effect at the time of the issuance of such obligations; and

(8)	other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (8) does not exceed 10% of our consolidated net tangible assets.

In the event that we shall propose to pledge, mortgage or hypothecate any property to secure Indebtedness, other than as permitted by clauses (1) through (8) of the previous paragraph, we shall (prior thereto) give written notice thereof to the trustee, who shall give notice to the holders, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure, all the Senior Notes equally and ratably with such Indebtedness. The Indenture does not limit our Subsidiaries’ ability to issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of such Subsidiary’s property, whether owned on the date the Senior Notes are issued or thereafter acquired, provided that such Indebtedness is limited in recourse only to such Subsidiary.

As used in this prospectus supplement, “Indebtedness” of any person means (1) all indebtedness of such person for borrowed money, (2) all obligations of such person evidenced by senior notes, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of such property), (5) all capital lease obligations of such person (excluding leases of property in the ordinary course of business), and (6) all Indebtedness of the type referred to in clauses (1) through (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property.

As used in this prospectus supplement, “Subsidiary” means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.

Restriction on Sales and Leasebacks

We may not enter into any sale and leaseback transaction with any Subsidiary. In addition, we may not enter into any sale and leaseback transaction unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us and a Subsidiary, bank, insurance company or other lender or investor where we lease real or personal property which was or will be sold by us to that Subsidiary, lender or investor.

We can comply with this restrictive covenant if we meet either of the following conditions:

•

the sale and leaseback transaction is entered into prior to, concurrently with or within 90 days after the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operations of the property; or

•	we could otherwise grant a lien on the property as a permitted lien described in “—Limitation on Liens.”

Events of Default

We will be subject to an “event of default” under the Indenture if any of the following occurs:

•

failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the indenture securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any indenture security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make any sinking fund payments when due;

•	failure to perform other covenants under the Indenture for 60 days after the trustee has notified us that performance was required; or

•	bankruptcy, insolvency or reorganization of our company.

In addition to the events of default described in the Indenture, an event of default under the Senior Notes will include:

•

an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than such Indebtedness the principal of which, and interest on which, does not individually, or in the aggregate, exceed $100,000,000; or

•

one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $100,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture. The Indenture provides that the trustee may withhold notice of a default (except payment defaults) to the holders of indenture securities of the series to which the default applies if the trustee considers it in the interests of those holders of those indenture securities to do so.

An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the Indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of indenture securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding indenture securities of each affected series may declare the entire principal amount of all the indenture securities of that series (or, if the indenture securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms thereof) to be due and payable immediately.

Where an event of default has occurred and is continuing with respect to the outstanding indenture securities of a series, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the outstanding indenture securities of that series, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities that it might incur in compliance with the request that the trustee take action in response to an event of default. Subject to these provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding indenture securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities of that series.

The holders of a majority in principal amount of the outstanding indenture securities of a series may, on behalf of the holders of all indenture securities of that series, waive any past default under the Indenture with respect to that series and its consequences, except a default (1) in payment of the principal of (or premium, if any) or interest, or any additional amounts payable in respect of any indenture security of that series or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected outstanding indenture security of that series.

The Indenture imposes limitations on suits brought by holders of indenture securities against us. Except for actions for payment of overdue principal or interest, no holder of indenture securities of any series may institute any action against us under the Indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the affected outstanding indenture securities have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days after the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding indenture securities of that series.

Modification or Waiver

The Indenture provides that the trustee and we may modify and amend the Indenture and enter into supplemental indentures without the consent of any holders of indenture securities to:

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of indenture securities;

•

cure any ambiguity or correct any inconsistency in the Indenture, provided that this action does not adversely affect the interests of holders of any series of indenture securities in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•	to make any change that would provide any additional rights or benefits to the holders of indenture securities or that does not adversely affect the legal rights under the Indenture of any holder.

The Indenture also provides that the trustee and we may, with the consent of the holders, add, eliminate or modify in any way the provisions of the Indenture or modify in any manner the rights of the holders of the indenture securities. Consent of the holders means holders of not less than a majority in aggregate principal amount of indenture securities of all affected series then outstanding, voting as one class. We cannot do this, however, for those matters requiring the consent of each holder as described below.

The trustee and we may not without the consent of the holder of each outstanding indenture security affected thereby:

•	extend the final maturity of any indenture security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	reduce the amount of the principal of any indenture security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to sue for the enforcement of any payment on any indenture security when due; or

•	reduce the percentage of holders of indenture securities of any series whose consent is required for any modification of the Indenture.

In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would then be due and payable upon acceleration of the maturity thereof and (2) indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor will be disregarded.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

We may discharge obligations to holders of Senior Notes that have not already been delivered to the trustee for cancellation and that have either become due and payable or are to become due and payable, or are scheduled for redemption, within one year. We may discharge these obligations by irrevocably depositing with the trustee cash or “U.S. Government Obligations” (as defined below), as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of and interest on the Senior Notes.

We may also discharge any and all of our obligations to holders of Senior Notes at any time, referred to as “defeasance.” We may also be released from the obligations imposed by any covenants of the Senior Notes and provisions of the Indenture, and we may avoid complying with those covenants without creating an event of default under the Indenture, referred to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, and interest on all outstanding Senior Notes; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (1) in the case of covenant defeasance, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner and at the same time as if no covenant defeasance had occurred and (2) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law, and based thereon, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner as if no defeasance had occurred.

Although we may discharge or decrease our obligations under the Senior Notes and the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, the rights and obligations of the trustee under the Indenture, to register the transfer or exchange of Senior Notes, to replace any temporary, mutilated, destroyed, lost or stolen Senior Notes or to maintain an office or agency in respect of any series of indenture securities.

If we effect covenant defeasance with respect to any Senior Notes and those Senior Notes are declared due and payable because of the occurrence of any event of default other than the event of default resulting from a failure to comply with any covenant in the Indenture after the notice served therefor has elapsed, the amount of U.S. Government Obligations and funds on deposit with the trustee will be sufficient to pay amounts due on those Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on those Senior Notes at the time of the acceleration resulting from that event of default. In that case, we would remain liable to make payment of those amounts due at the time of acceleration.

If the trustee or any paying agent is prevented by a court or governmental authority from applying any money deposited with the trustee in accordance with the Indenture, then our obligations under the Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture.

Thereafter, our obligation will continue until such time as the trustee or paying agent is permitted to apply all money in accordance with the Indenture. Any payment of principal of (or premium, if any) or interest that we make on any Senior Note following the reinstatement of our obligations will be subrogated to the rights of the holders of those Senior Notes to receive such payment from the money held by the trustee or paying agent.

As used above, “U.S. Government Obligations” means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the trustee in the normal course of business.

Governing Law

The Indenture and the Senior Notes will be governed by the laws of the Commonwealth of Pennsylvania.

Form

The Senior Notes will be registered book-entry form in the name of Cede & Co., as registered owner and as nominee for DTC. Beneficial interests in the Senior Notes will be shown on, and transfers will be effected only through, records maintained by DTC (with respect to participants’ interests) and its participants. See “Book-Entry System” beginning on page 13 of the accompanying prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain federal income tax consequences material to the purchase, ownership and disposition of the Senior Notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect. The current tax laws and the current regulations, administrative rulings and court decisions may be changed, possibly retroactively, and may be subject to differing interpretation. There can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary. The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Ballard Spahr LLP.

The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the Senior Notes by investors that are subject to special treatment under the federal income tax laws, including banks and thrifts, insurance companies, regulated investment companies, dealers in securities, holders that will hold the Senior Notes as a position in a “straddle” or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the Senior Notes and one or more other investments, trusts and estates, and pass-through entities. In addition, the discussion regarding the Senior Notes is limited to the federal income tax consequences of the initial investors (and not a purchaser in the secondary market) that have purchased Senior Notes and hold those Senior Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the tax consequences for a beneficial owner of a Senior Note who or which is not a U.S. Holder (defined below). The following summary assumes, as is expected, that the Senior Notes will be issued without original issue discount.

Prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the United States federal, state, local and foreign tax consequences of purchasing, owning or disposing of the notes.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the Senior Notes that, for federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•

a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to federal income taxation regardless of its source, or

•

a trust (1) if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or (2) if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the United States federal tax consequences of being a partner in a partnership that acquires, holds, or disposes of the notes.

Interest

Interest on a Senior Note will be taxed to a beneficial owner of a Senior Note as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes.

We may be obligated to pay an additional amount to the holders of the Senior Notes if we elect to redeem the Senior Notes as described under “Description of New Notes—Redemption at Our Option.” U.S. Treasury regulations provide that the possibility that a payment will be made will not affect the amount, timing of interest income or character of gain a U.S. Holder recognizes if there is only a remote chance as of the date the Senior Notes were issued that such payments will be made. We intend to take the position that the possibility that such payment will be made is remote so that such possibility will not cause the Senior Notes to be treated as contingent payment debt instruments. Our determination that this contingency is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its Senior Notes in excess of stated interest and to treat any gains as ordinary income. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a holder. Holders of the Senior Notes should consult their tax advisors as to the tax considerations relating to the payment of the additional amount.

Disposition of a Senior Note

Upon the sale, exchange, redemption or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the Senior Note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “Interest.” In general, the U.S. Holder’s adjusted tax basis in a Senior Note will be equal to the initial purchase price of the Senior Note paid by the U.S. Holder, reduced by the amount of principal payments on the Senior Note received before such date of sale, exchange, redemption or other disposition.

Gain or loss recognized on the sale, exchange, redemption or retirement of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, redemption or retirement of the Senior Note has been held by the investor for more than one year. For individuals, net long-term capital gains generally are taxed at a lower rate than ordinary income. Capital losses are, with very limited exception, deductible only to the extent of capital gains recognized during the taxable year. Any excess capital losses may be carried over to and deducted in other taxable years subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements may apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain owners of Senior Notes unless such owner is a corporation or other exempt recipient. In addition, backup withholding applies to a U.S. Holder if

•	such Holder fails to furnish his or her taxpayer identification number, which for an individual would be his or her Social Security Number, to the payor in the manner required,

•	such Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

•	the payor is notified by the IRS that such Holder has failed to properly report payments of interest and dividends, or

•

in certain circumstances, such Holder fails to certify, under penalties of perjury, that he or she has furnished a correct taxpayer identification number and has not been notified by the IRS that he or she is subject to backup withholding for failure to properly report interest and dividend payments.

The current rate of backup withholding is 28%. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of Senior Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

We intend to offer the Senior Notes through the underwriters. Barclays Capital Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the Senior Notes listed opposite their names below.

Underwriter	Principal Amount of 5.20% Senior Notes due 2019	Principal Amount of 6.25% Senior Notes due 2039
Barclays Capital Inc.	$120,000,000	$180,000,000
J.P. Morgan Securities Inc.	120,000,000	180,000,000
Morgan Stanley & Co. Incorporated	120,000,000	180,000,000
Credit Suisse Securities (USA) LLC	84,000,000	66,600,000
Goldman, Sachs & Co.	49,200,000	126,000,000
UBS Securities LLC	49,200,000	126,000,000
Loop Capital Markets, LLC	28,800,000	20,700,000
The Williams Capital Group, L.P.	28,800,000	20,700,000

Total	$600,000,000	$900,000,000

The underwriters have agreed to purchase all of the Senior Notes sold pursuant to the underwriting agreement if any of the Senior Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Senior Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Senior Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the Senior Notes will be made against payment thereof on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement, or “T+5.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (Exchange Act), trades in the secondary market generally are required to settle in three business days, or “T+3,” unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of this prospectus supplement or the immediately following day, will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Senior Notes who wish to trade the Senior Notes on the date of this prospectus supplement or the immediately following business day should consult their own advisor.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the applicable public offering price on the cover page of this prospectus supplement, and may offer the Senior Notes to dealers at that price less a concession not to exceed the amounts listed in the table below (expressed as a percentage of the principal amount of the Senior Notes). The underwriters may allow, and the dealers may reallow, a discount not to exceed the amounts listed in the table below on sales to other dealers (expressed as a percentage of the principal amount of the Senior Notes). After the initial public offering, the public offering price, concession and discount may be changed.

	5.20% Senior Notes due 2019	6.25% Senior Notes due 2039
Selling Concession	0.425%	0.500%
Dealer Reallowance	0.250%	0.250%

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).

Paid by Generation
Per 5.20% Senior Note due 2019	0.700%
Per 6.25% Senior Note due 2039	0.875%

The expenses of the offering, not including the underwriting discount, are estimated to be $300,000 and are payable by us.

New Issue of Senior Notes

The Senior Notes are new issues of securities with no established trading market. We do not intend to apply for listing of the Senior Notes on any national securities exchange or for quotation of the Senior Notes on any automated dealer quotation system. We have been advised by the representatives of the underwriters that they presently intend to make markets in the Senior Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of trading markets for the Senior Notes or that active public markets for the Senior Notes will develop. If active public trading markets for the Senior Notes do not develop, the market price and liquidity of the Senior Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Senior Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Senior Notes. If the underwriters create a short position in the Senior Notes in connection with the offering, i.e., if they sell more Senior Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Senior Notes in the open market. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Senior Notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Purchases of a security to stabilize the price or to reduce a short position, as well as other purchases by the underwriters for their own accounts, could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and some or all of the underwriters and their affiliates may in the future engage in, investment banking and commercial banking services in the ordinary course of business with us and our affiliates. They have received and may in the future receive customary fees and commissions for these transactions. Each of Barclays Capital Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and UBS Securities LLC has banking affiliates who are lending parties in our revolving credit facilities. In addition, certain other affiliates of some or all of the underwriters have engaged in, and may in the future engage in, energy trading transactions with us or our affiliates from time to time in the ordinary course of business.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Senior Notes for us, and certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries, including us, from time to time.

EXPERTS

The financial statements of Exelon Generation Company, LLC and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

RATINGS

It is expected that the Senior Notes will be rated A3 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB+ by Fitch Ratings. Those ratings reflect only the respective views of these organizations and is not a recommendation to buy, sell or hold the Senior Notes. An explanation of the significance of each such rating may be obtained from Moody’s Investors Service, Inc., 7 World Trade Center, 250 Greenwich Street, NY, NY 10007, Standard & Poor’s Ratings Services, 55 Water Street, New York, New York 10004 and Fitch Ratings, One State Street Plaza, New York, New York 10004. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agencies or any of them if, in its respective individual judgment, circumstances so warrant. A downward change in or withdrawal of such ratings by any of them may have an adverse effect on the market price of the Senior Notes.

WHERE YOU CAN FIND MORE INFORMATION

In connection with this offering, we have filed with the SEC a registration statement under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit information included in the registration statement. For a more complete understanding of this offer, you should refer to the registration statement, including its exhibits.

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC (file number 333-85496):

Our Annual Report on Form 10-K for the year ended December 31, 2008;

Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009; and

Our Current Reports on Form 8-K dated:

•	January 6 and filed January 7, 2009;

•	January 19, 2009 and filed on January 20, 2009;

•	January 30, 2009 and filed on February 3, 2009;

•	February 10, 2009 and filed on February 11, 2009;

•	February 25, 2009 and filed on February 26, 2009;

•	February 27, 2009 and filed on March 4, 2009;

•	April 2, 2009 and filed on April 18, 2009;

•	May 21, 2009 and filed on May 21, 2009;

•	June 18, 2009 and filed on June 18, 2009;

•	June 30, 2009 and filed on July 1, 2009;

•	July 2, 2009 and filed on July 2, 2009;

•	July 15, 2009 and filed on July 16, 2009;

•	July 21, 2009 and filed on July 21, 2009; and

•	July 27, 2009 and filed on July 31, 2009.

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until we or any underwriters sell all of the securities covered by this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement from the date such documents are filed.

In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at Exelon Generation Company, LLC, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, Illinois 60680-5398; Attention: Director, Investor Relations or by calling us at 312-394-2345.

Information about us is also available on Exelon Corporation’s web site at http://www.exeloncorp.com. This web site and the SEC’s web site above are intended to be inactive textual references only. Information on Exelon’s or the SEC’s web site (other than the documents incorporated by reference) is not a part of this prospectus supplement.

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

EXELON GENERATION COMPANY, LLC

Debt Securities

Preferred Securities

EXELON CAPITAL TRUST I

EXELON CAPITAL TRUST II

EXELON CAPITAL TRUST III

Trust Preferred Securities

(guaranteed by Exelon Corporation as described in this prospectus)

PECO ENERGY COMPANY

Preferred Stock

First and Refunding Mortgage Bonds

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

PECO ENERGY CAPITAL TRUST V

PECO ENERGY CAPITAL TRUST VI

Trust Preferred Securities

(guaranteed by PECO Energy Company as described in this prospectus)

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

❒	unsecured senior debt securities;

❒	common stock;

❒	stock purchase contracts;

❒	stock purchase units;

❒	preferred stock in one or more series;

❒	subordinated debt securities to be purchased by Exelon Capital Trust I, Exelon Capital Trust II and/or Exelon Capital Trust III; and

❒	guarantees of trust preferred securities sold by Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

❒	unsecured senior debt securities; and

❒	preferred limited liability company interests in one or more series.

Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by Exelon Corporation.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

❒	preferred stock in one or more series;

❒	one or more series of first and refunding mortgage bonds;

❒	subordinated debt securities to be purchased by PECO Energy Capital Trust V and/or PECO Energy Capital Trust VI; and

❒	guarantees of trust preferred securities sold by PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

PECO Energy Capital Trust V and PECO Energy Capital Trust VI may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by PECO Energy Company.

We sometimes refer to the securities listed above as the “Securities.”

We will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. The Securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York, Chicago and Philadelphia Stock Exchanges, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 5 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell combinations of the Securities described in this prospectus in one or more offerings. Each time we sell Securities, we will provide a prospectus supplement that will contain a description of the Securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to (i) Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III’s Securities is also attributed to Exelon and (ii) PECO Energy Capital Trust V and PECO Energy Capital Trust VI’s Securities is also attributed to PECO.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

❒	Exelon with respect to Securities issued by Exelon.

❒	Generation with respect to Securities issued by Generation.

❒	PECO with respect to Securities issued by PECO.

All references to “the Exelon Trusts” mean Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III. All references to “the PECO Trusts” means PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

We are not offering the Securities in any state where the offer is not permitted.

You should rely only on information contained in this prospectus or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 5 for a discussion of factors you should consider in connection with a purchase of the securities offered in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are reporting companies and file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street — 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our web site at http://www.exeloncorp.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation

❒	Our Annual Report on Form 10-K for the year ended December 31, 2006

❒	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

❒	Our Current Reports on Form 8-K dated:

February 9, 2007 and filed on February 9, 2007;

March 1, 2007 and filed on March 2, 2007;

March 22, 2007 and filed on March 23, 2007;

April 4, 20007 and filed on April 5, 2007;

April 23, 2007 and filed on April 24, 2007;

May 8, 2007 and filed on May 14, 2007;

May 23, 2007 and filed on May 24, 2007;

May 23, 2007 and filed on May 25, 2007;

May 30, 2007 and filed on May 30, 2007;

May 30, 2007 and filed on June 1, 2007;

June 5, 2007 and filed on June 8, 2007;

July 19, 2007 and filed on July 25, 2007;

July 24, 2007 and filed on July 24, 2007;

July 24, 2007 and filed on July 25, 2007;

July 26, 2007 and filed on July 27, 2007;

August 28, 2007 and filed on September 4, 2007 (Item 8 only);

August 31, 2007 and filed on September 7, 2007;

September 4, 2007 and filed on September 10, 2007;

September 24, 2007 and filed on September 27, 2007;

October 5, 2007 and filed on October 9, 2007;

October 15, 2007 and filed on October 15, 2007;

October 17, 2007 and filed on October 17, 2007;

October 11, 2007 and filed on October 18, 2007 (Item 8 only);

October 29, 2007 and filed on November 2, 2007; and

December 11, 2007 and filed on December 11, 2007.

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the description of our common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description.

Exelon Generation Company, LLC

❒	Our Annual Report on Form 10-K for the year ended December 31, 2006

❒	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

❒	Our Current Reports on Form 8-K dated:

February 9, 2007 and filed on February 9, 2007;

April 4, 2007 and filed on April 5, 2007;

May 8, 2007 and filed on May 14, 2007;

May 23, 2007 and filed on May 24, 2007;

May 23, 2007 and filed on May 25, 2007;

May 30, 2007 and filed on May 30, 2007;

May 30, 2007 and filed on June 1, 2007;

July 19, 2007 and filed on July 25, 2007;

July 24, 2007 and filed on July 24, 2007;

July 24, 2007 and filed on July 25, 2007;

July 26, 2007 and filed on July 27, 2007;

August 28, 2007 and filed on September 4, 2007 (Item 8 only);

August 31, 2007 and filed on September 7, 2007;

September 24, 2007 and filed on September 27, 2007;

September 28, 2007 and filed on September 28, 2007;

October 15, 2007 and filed on October 15, 2007;

October 18, 2007 and filed on October 19, 2007; and

December 11, 2007 and filed on December 11, 2007.

PECO Energy Company

❒	Our Annual Report on Form 10-K for the year ended December 31, 2006

❒	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

❒	Our Current Reports on Form 8-K dated:

March 19, 2007 and filed on March 19, 2007;

March 14, 2007 and filed on March 20, 2007;

April 2, 2007 and filed on April 6, 2007;

July 19, 2007 and filed on July 25, 2007; and

August 31, 2007 and filed on September 7, 2007.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

We have not included or incorporated by reference any separate financial statements of the trusts. We do not consider the financial statements of the trusts to be material to holders of the trust preferred securities because each trust (1) is a special purpose entity that has no operating history or independent operations and (2) is not engaged in and does not propose to engage in any activity other than holding our subordinated debt securities and issuing the trust preferred securities. We do not expect the trusts to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in the Annual Reports on Form 10-K of Exelon, Generation and PECO, as applicable, for the year ended December 31, 2006, filed with the SEC on February 13, 2007, which have been updated under Part II, Item A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing Exelon, Generation and PECO. The prospectus supplement applicable to each type or series of Securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

EXELON CORPORATION

Exelon, a utility services holding company, operates through its principal subsidiaries — Generation, Commonwealth Edison Company (ComEd) and PECO.

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7700.

As discussed further below, Generation’s business consists of its owned and contracted electric generating facilities, wholesale energy marketing operations and competitive retail sales operations.

Exelon’s regulated energy delivery operations consist of ComEd and PECO.

ComEd is engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd is subject to extensive regulation by the Illinois Commerce Commission (ICC) as to rates and service, the issuance of securities, and certain other aspects of ComEd’s operations. ComEd is also subject to regulation by the Federal Energy Regulatory Commission (FERC) as to transmission rates and certain other aspects of ComEd’s business.

ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

As discussed further below, PECO is engaged principally in the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to residential, commercial and industrial customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of distribution services to residential, commercial and industrial customers in the Pennsylvania counties surrounding the City of Philadelphia.

EXELON GENERATION COMPANY, LLC

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring effective January 1, 2001 in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

Generation is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts (MWs). Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail sales operation.

At December 31, 2006, Generation owned generation assets with an aggregate net capacity of 25,543 MWs, including 16,945 MWs of nuclear capacity. In addition, Generation controlled another 7,691 MWs of capacity through long-term contracts.

Generation’s wholesale marketing unit, Power Team, a major wholesale marketer of energy, draws upon Generation’s energy generation portfolio and logistical expertise to ensure delivery of energy to Generation’s wholesale customers under long-term and short-term contracts, including a power purchase agreement (PPA) with PECO and, beginning in 2007, ICC-approved standardized supplier forward contracts and other power purchase agreements with ComEd and Ameren Corporation. In addition, Power Team markets energy in the wholesale bilateral and spot markets.

Generation’s retail business provides retail electric and gas services as an unregulated retail energy supplier in Illinois, Michigan and Ohio. Generation’s retail business is dependent upon continued deregulation of retail electric and gas markets and its ability to obtain supplies of electricity and gas at competitive prices in the wholesale market. The low-margin nature of the business makes it important to service customers with higher volumes so as to manage costs.

The PPA between Generation and PECO expires at the end of 2010. Generation’s PPA with ComEd expired at the end of 2006. In September 2006, Generation participated in and won portions of the ComEd and Ameren auctions in Illinois for the procurement of electricity. As a result of the expiration of the PPA with ComEd and the results of the auctions, beginning in 2007, Generation sells more power through bilateral agreements with other new and existing counterparties.

PECO ENERGY COMPANY

PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699, and its telephone number is (215) 841-4000.

PECO is subject to extensive regulation by the Pennsylvania Public Utility Commission (PAPUC) as to electric and gas rates and service, the issuances of certain securities and certain other aspects of PECO’s operations. PECO is also subject to regulation by FERC as to transmission rates and certain other aspects of PECO’s business.

PECO’s retail service territory has an area of approximately 2,100 square miles and an estimated population of approximately 3.8 million. PECO provides electric delivery service in an area of approximately 2,000 square miles, with a population of approximately 3.7 million, including 1.5 million in the City of Philadelphia. Natural gas service is supplied in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the City of Philadelphia, with a population of approximately 2.3 million. PECO delivers electricity to approximately 1.6 million customers and natural gas to approximately 480,000 customers.

PECO has the necessary authorizations to furnish regulated electric and gas service in the various municipalities or territories in which it now supplies such services. PECO’s authorizations consist of charter rights and certificates of public convenience issued by the PAPUC and/or “grandfathered rights.” These rights are generally unlimited as to time and are generally exclusive from competition from other electric and gas utilities. In a few defined municipalities, PECO’s gas service territory authorizations overlap with that of another gas utility but PECO does not consider those situations as posing a material competitive or financial threat.

EXELON CAPITAL TRUST I, EXELON CAPITAL TRUST II AND

EXELON CAPITAL TRUST III

Each of Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III is a Delaware statutory trust that was formed on August 25, 2003. Each of the Exelon Trust’s businesses is defined in a declaration of trust, dated as of August 25, 2003, executed by Exelon, as sponsor, and certain of the trustees specified below. The declaration of trust for an Exelon Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable Exelon Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “Exelon Trust Agreement,” and collectively as the “Exelon Trust Agreements.” The Exelon Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The Exelon Trusts exist for the exclusive purposes of:

❒	issuing and selling their trust preferred securities and trust common securities;

❒	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from Exelon; and

❒	engaging in only those other activities necessary or incidental to these purposes.

The Exelon Trusts will have no assets other than the subordinated debt securities. The Exelon Trusts will have no revenue other than payments under the subordinated debt securities. Each Exelon Trust has a term of 30 years, but may dissolve earlier as provided in the Exelon Trust Agreements.

Exelon will, directly or indirectly, acquire all of the trust common securities of each Exelon Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing trust.

Each Exelon Trust’s business and affairs will be conducted by its trustees, as provided in the Exelon Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing Exelon Trust will be U.S. Bank Trust National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. Exelon, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, Exelon will:

❒	maintain directly or indirectly 100% ownership of the trust common securities;

❒

use its reasonable efforts to cause the issuing Exelon Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable Exelon Trust Agreement; and

❒	use its reasonable efforts to cause the issuing Exelon Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

Exelon will pay all of the issuing Exelon Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, Exelon will guarantee payments on the trust preferred securities to the extent that the issuing Exelon Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the Exelon Trust Agreements and the Delaware Statutory Trust Act.

The location of each Exelon Trust’s principal executive office is 10 South Dearborn Street, 52nd Floor, P.O. Box 805379, Chicago, Illinois 60680-5379, and the telephone number is 312-394-7700.

PECO ENERGY CAPITAL TRUST V AND PECO ENERGY CAPITAL TRUST VI

Each of PECO Energy Capital Trust V and PECO Energy Capital Trust VI is a Delaware statutory trust that was formed on May 9, 2003. Each of the PECO Trust’s businesses is defined in a declaration of trust, dated as of May 9, 2003, executed by PECO, as sponsor, and the trustees specified below. The declaration of trust for a PECO Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable PECO Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “PECO Trust Agreement,” and collectively as the “PECO Trust Agreements.” The PECO Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The PECO Trusts exist for the exclusive purposes of:

❒	issuing and selling their trust preferred securities and trust common securities;

❒	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from PECO; and

❒	engaging in only those other activities necessary or incidental to these purposes.

The PECO Trusts will have no assets other than the subordinated debt securities. The PECO Trusts will have no revenue other than payments under the subordinated debt securities. Each PECO Trust has a term of 30 years, but may dissolve earlier as provided in the PECO Trust Agreements.

PECO will, directly or indirectly, acquire all of the trust common securities of each PECO Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing PECO Trust.

Each PECO Trust’s business and affairs will be conducted by its trustees, as provided in the PECO Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing PECO Trust will be U.S. Bank Trust Company National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. PECO, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, PECO will:

❒	maintain directly or indirectly 100% ownership of the trust common securities;

❒

use its reasonable efforts to cause the issuing PECO Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable PECO Trust Agreement; and

❒	use its reasonable efforts to cause the issuing PECO Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

PECO will pay all of the issuing PECO Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, PECO will guarantee payments on the trust preferred securities to the extent that the issuing PECO Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the trust agreements and the Delaware Statutory Trust Act.

The location of each PECO Trust’s principal executive office is 2301 Market Street, P.O. Box 8699, Philadelphia, PA 19101-8699, and the telephone number is (215) 841-4000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC, which we have referenced under “Where You Can Find More Information” and “Documents Incorporated by Reference” contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements involve a number of risks and uncertainties, many of which are beyond our control. The factors that could cause actual results to differ materially from the forward-looking statements include (a) those factors discussed in the following sections of Exelon, Generation and PECO’s 2006 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 18 and Part II, Item 1A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and (b) other factors discussed herein and in other filings with the SEC by Exelon, Generation and PECO, as applicable.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the shares of common stock described in this prospectus, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt, to invest in our operating subsidiaries, to finance capital improvements and to supplement working capital. Any proceeds of Securities issued by the Exelon Trusts will be used by the Exelon Trusts to purchase subordinated debt securities from Exelon. Any proceeds of Securities issued by the PECO Trusts will be used by the PECO Trusts to purchase subordinated debt securities from PECO. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning our outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	3.1	2.1	3.5	2.8	3.4	4.7

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,						Nine Months Ended September 30, 2007
	2002	2003		2004	2005	2006
Ratio of earnings to fixed charges	3.0	N/A	(1)	4.1	5.5	6.3	9.5

(1)	For purposes of the ratio calculation, the deficiency in Generation’s earnings to achieve a 1:1 ratio of earnings to fixed charges for 2003 was approximately $480 million. Generation’s earnings for 2003 were negatively impacted by a $945 impairment charge related to the long-lived assets of Boston Generating, LLC. For purposes of calculating Generation’s ratio of earnings to fixed charges for the twelve months ended December 31, 2003, fixed charges were approximately $298 million.

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	3.0	3.2	3.4	3.8	3.3	4.1

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the interest portion of all rental expense.

Exelon and Generation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for Exelon and Generation.

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to combined fixed charges and preferred stock dividends	2.9	3.1	3.3	3.7	3.3	4.0

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, Securities will initially be issued in the form of one or more global securities, in registered form, without coupons (as applicable). The global security will be deposited with, or on behalf of, a depository, and registered in the name of that depository or a nominee of that depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Corporation (DTC).

The global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of that issue and will be deposited with DTC. So long as the depository, or its nominee, is the registered owner of a global security, that depository or such nominee, as the case may be, will be considered the owner of that global security for all purposes under the indenture, the subordinated debt indenture or the trust agreement, as applicable, including for any notices and voting. Except as otherwise provided below, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the indenture, subordinated debt indenture or the trust agreement, as applicable. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if that person is not a direct participant, on procedures of the direct participant through which that person holds its interest, to exercise any of the rights of a registered owner of such security.

A global security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global securities may not be exchanged for securities in certificated form except in the circumstances described in the following paragraph.

We will be obligated to exchange global securities in whole for certificated securities only if:

❒

the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under applicable law and, in either case, we thereupon fail to appoint a successor depository within 90 days;

❒	we, at our option, notify the applicable trustee in writing that we elect to cause the issuance of certificated securities; or

❒	there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In all cases, certificated securities delivered in exchange for any global security or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with customary procedures).

The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

❒

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing corporation” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

❒

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

❒	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

❒	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

❒

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

❒	The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments of distributions, dividends, principal, interest, premiums and liquidation amounts, if any, on the global securities will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee for those securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions, dividends, principal, interest, premiums and liquidation amounts, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving us reasonable notice. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global securities among participants, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in that global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us, and Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon Corporation and the financial statements of Exelon Generation Company, LLC and PECO Energy Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000

Exelon Generation Company, LLC

$600,000,000 5.20% Senior Notes due 2019

$900,000,000 6.25% Senior Notes due 2039

PROSPECTUS SUPPLEMENT

September 16, 2009

Joint Book-Running Managers

Barclays Capital

J.P. Morgan

Morgan Stanley

Credit Suisse

Goldman, Sachs & Co.

UBS Investment Bank

Loop Capital Markets, LLC

The Williams Capital Group, L.P.